Exhibit 3.8

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BROCADE COMMUNICATIONS SYSTEMS SKYPORT LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF BROCADE COMMUNICATIONS SYSTEMS SKYPORT LLC (“Agreement”) is entered into effective as of October 17, 2003, by Brocade Communications Systems, Inc., a Delaware corporation (the “Member”).

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1.        Name.    The name of the limited liability company formed hereby is “Brocade Communications Systems Skyport LLC” (the “Company”).

2.        Filings.    Jodi B. Fedor, as an authorized person within the meaning of the Act, shall execute, deliver and file a Certificate of Formation with the Office of the Delaware Secretary of State. In addition, Jodi B. Fedor, as an authorized person of the Company, shall have the authority to cause the Company to qualify to do business and/or operate its business in the State of California as a foreign limited liability company in accordance with the laws of the State of California. Thereafter, Jodi B. Fedor, the Member or such Officer (as defined below) as is designated by the Member shall thereafter execute, acknowledge and/or verify such other documents and/or instruments as may be necessary and/or appropriate in order to form the Company and/or to continue the Company’s existence in accordance with the Act and/or the laws of the State of California.

3.        Purpose.    The express, limited and only purposes for which the Company is to exist are to (i) acquire real property located at 1600 Technology Drive (also known as 1600 Skyport Drive), San Jose, California (the “Property”); (ii) own, operate, develop, improve, lease, manage, maintain, market, hold for investment, sell, exchange, finance, refinance, and otherwise realize the economic benefit from the Property and all improvements located thereon (collectively, the “Project”); (ii) own, manage, maintain, market, hold for investment, sell, exchange, finance, refinance, and otherwise realize the economic benefit of any and all tangible and/or intangible personal property which the Member determines is necessary or appropriate in connection with the Project; and (iv) conduct such other activities for which a limited liability company may be formed under the Act that is incidental, necessary or appropriate to the foregoing, provided, however, that the Company shall not engage in any business, and it shall have no purpose, which is unrelated to the Property or the Project.

4.        Term.    The term of the Company shall commence on the date of this Agreement and shall continue in perpetuity unless dissolved sooner pursuant to Section 19. The existence of the Company as a separate legal entity shall continue until cancellation of the Company’s Certificate of Formation.

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5.        Principal Business Office.    The principal business office of the Company shall be located at 1745 Technology Drive, San Jose, California 95110.

6.        Registered Office.    The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle.

7.        Registered Agent.    The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle.

8.        Member.    The name and the mailing address of the sole Member are: Brocade Communications Systems, Inc., a Delaware corporation, 1745 Technology Drive, San Jose, California 95110.

9.        Limited Liability.    Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.        Capital Contributions.    The Member shall be deemed admitted as a member of the Company upon the execution and delivery of this Agreement. Concurrently with the execution and delivery of this Agreement, the Member shall contribute Thirty-Million Dollars ($30,000,000.00), in cash, to the capital of the Company. In addition, the Member may make additional capital contributions and may make such loans to the Company as and when determined in the sole and absolute discretion of the Member.

11.        Allocation of Profits and Losses.    The Company’s profits and losses shall be allocated to the Member.

12.        Distributions.    Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

13.        Elections.    The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended from time to time, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

14.        Management.    In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by members of a limited

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liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

15.        Officers.    The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Member.

16.        Exculpation and Indemnification.    To the maximum extent permitted by law, the Member shall not be liable to the Company or any other individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other legally recognized entity (“Person”) for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company in the conduct of the business or affairs of the Company. Further, to the maximum extent permitted by law, the Company shall defend, indemnify and hold harmless the Member and, if the Member so elects by notice to any such other Person, any of the Member’s affiliates and members, and any of its or their respective shareholders, members, directors, officers, employees, agents, attorneys or Affiliates, from and against any and all liabilities, losses, claims, judgments, fines, settlements and damages incurred by the Member, or by any such other Person, arising out of any claim based upon any acts performed or omitted to be performed by the Member, or by any such other Person on behalf of the Member, in connection with the organization, management, business or property of the Company, including costs, expenses and attorneys’ fees (which may be paid as incurred) expended in the settlement or defense of any such claims.

17.        Disposition.    The Member’s interest in the Company is transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of such interest. Notwithstanding any provision of the Act to the contrary, upon the disposition of the Member’s interest in the Company, the transferee shall be admitted as am Member of the Company upon the completion of the transfer without further action. Upon the transfer of a Member’s entire interest in the Company (other than a temporary transfer or transfer as a pledge or security interest) the Member shall cease to be a Member and shall have no further rights or obligations under this Agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability.

18.        Admission of Additional Members.    The Member may admit additional members to the Company and determine their capital contributions.

19.        Dissolution.

(a)        Events of Dissolution.    The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Member, (ii)

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the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)        Bankruptcy of the Member.    The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)        Liquidation and Winding Up.    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

20.        General Provisions.

(a)        Severability of Provisions.    Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation, or affect those portions, of this Agreement, which are valid, enforceable and legal.

(b)        Entire Agreement.    This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

(c)        Governing Law.    This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), and all rights and remedies shall be governed by said laws.

(d)        Amendments.    This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

(e)        Rights of Creditors and Third Parties Under Agreement.    This Agreement is entered into by the Member for the exclusive benefit of the Company, its Member, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person, and no such creditor or third party shall have any rights under this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

BROCADE COMMUNICATIONS SYSTEMS, INC.
a Delaware corporation

By:	/s/ Antonio Canova
Antonio Canova
Its Vice President, Finance and Chief Financial Officer

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AMENDMENT NO. 1

TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT

AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF BROCADE COMMUNICATIONS SYSTEMS SKYPORT LLC, a Delaware limited liability company (“Company”‘), effective as of October 6, 2008 (this “Amendment”), is entered into by Brocade Communications Systems, Inc., a Delaware corporation (“Member”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Company’s Limited Liability Company Operating Agreement dated as of October 17, 2003 (“Operating Agreement”).

W I T N E S S E T H:

WHEREAS, the Member desires to amend the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in the Operating Agreement and this Amendment, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally hound hereby, the Member hereby agrees as follows:

ARTICLE 1

AMENDMENTS

Section 1.1    Amendments to Section 3.

(a)    Section 3 of the Operating Agreement is amended and restated in its entirety to read as follows:

3.    Purpose.    The purposes of the Company and the nature of its business are to engage in, carry on and conduct any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act.

ARTICLE 2

MISCELLANEOUS

Section 2.1    Headings.    The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 2.2    Governing Law.    This Amendment shall be governed, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 2.3    No Other Effect on the Operating Agreement.    Except as modified by this Amendment, all of the terms of the Operating Agreement are hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Member has caused this Amendment to be signed by an officer duly authorized as of the date first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Jean Furter
Name:	Jean Furter
Title:	Treasurer